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                                                                Exhibit 23.3


                       CONSENT OF DELOITTE & TOUCHE LLP


        We consent to the use in this Amendment No.1 to Registration Statement No. 333-29925 of MicroTel International, Inc. on Form S-1 of our report dated August 31, 1994 (November 18, 1994 as to paragraphs two through four in Note
2), (which report expresses an unqualified opinion and includes explanatory paragraphs referring to certain factors which raise substantial doubt about the Company's ability to continue as a going concern and to a certain related party transaction), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.



/s/Deloitte & Touche LLP
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DELOITTE & TOUCHE LLP
San Jose, California
September 18, 1997